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Exhibit 2.2

June 28, 2006

Telex Communications Holdings, Inc.
12000 Portland Avenue South
Burnsville, Minnesota 55337
Attn.: Gregory Richter,
       Chief Financial Officer

          Re: Agreement and Plan of Merger - Amendment No.l

Gentlemen:

     Reference is made to that certain Agreement and Plan of Merger made as of June 28, 2006 (the "Merger Agreement") by and among Professional Communications Security & Imaging International Holdings BV ("Buyer"), STHNL Acquisition Corp. ("Merger Sub"), Telex Communications Holdings, Inc. (the "Company") and FS Private Investments III LLC, in its capacity as the Representative. Any capitalized term used but not defined herein shall have the definition given in the Merger Agreement.

     This letter is intended to confirm our mutual understanding that the Merger Agreement is hereby amended as set forth below.

     1. Indemnity Escrow Amount. Section 3.2(b)(iv), clause (A) of the Merger Agreement is hereby amended to delete the words "ten million dollars ($10,000,000)" and to insert, in substitution therefor, the words "eleven million five hundred thousand dollars ($11,500,000)." The form of Escrow Agreement annexed to the Merger Agreement is hereby amended accordingly.

     2. Certain Indemnification Items. Notwithstanding any provision of the Merger Agreement to the contrary, after the Closing each of the Buyer Indemnified Parties shall be indemnified and held harmless solely out of the Indemnity Escrow Amount from and against any and all Losses arising out of or attributable to each of the matters set forth in Schedule 1 to this Amendment No. 1. The indemnification referred to in the preceding sentence shall be subject to any limitations set forth in Schedule 1, but shall not be subject to any restriction or limitation under the Basket Amount provisions of Section 11.3(a) of the Merger Agreement or the de minimis claim provisions of Section 11.3(e) of the Merger Agreement.

     3. Additional Purchase Price Adjustment. In the event that the condition set forth in Schedule 2 to this Amendment No. 1 has not been satisfied on or before the Closing Date, the wording of clause A of the definition of "Initial Merger Consideration" in Article I of the Merger Agreement shall be amended automatically, without the need of

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further action by any party hereto, to delete the words "four hundred twenty million dollars ($420,000,000)" and to insert, in substitution therefor, the words "four hundred seventeen million five hundred thousand dollars ($417,500,000)."

     4. Certain Guarantees. Notwithstanding anything in the Merger Agreement to the contrary, with reference to the Deutsche Bank and Commerzbank guarantees listed in Disclosure Schedule 8.3 to the Merger Agreement, the Company and its Subsidiaries shall not be required to obtain a release of their obligations under such guarantees and such guarantees shall not be required to be replaced by Buyer unless otherwise agreed by Buyer and the Company, and neither Buyer nor the Company shall be deemed to be in breach of any obligation under the Merger Agreement thereby.

     5. Confirmation. The Merger Agreement, as hereby amended, is hereby ratified and confirmed by the parties signatory hereto. Any reference to the Merger Agreement in any other document or communication shall be deemed to refer to the Merger Agreement as amended by this Amendment No. 1. The execution and delivery of this Amendment No. 1 shall not constitute a modification, amendment or waiver of any provision of the Merger Agreement other than as expressly provided herein.

     Please countersign this letter below to confirm that it represents a legal and binding agreement among us.

                                        Very truly yours,

                                        Professional Communications Security &
                                        Imaging International Holdings BV


                                        By: /s/ Uwe Glock
                                            ------------------------------------
                                        Name: Uwe Glock
                                        Title: Authorized Signatory


Agreed:

Telex Communications Holdings, Inc.


By: /s/ Raymond V. Malpocher
    ---------------------------------
Name: Raymond V. Malpocher
Title: President and CEO

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STHNL Acquisition Corp.


By: /s/ Robert Mulatz
    ---------------------------------
Name: Robert Mulatz
Title: Vice President


FS Private Investments III LLC


By: /s/ Stuart B. Katz
    ---------------------------------
Name: Stuart B. Katz
Title: Managing Director